Exhibit 99.1

FOR IMMEDIATE RELEASE

NovaDel Issued Canadian Patent for Oral Spray Delivery of Major Classes of Pharmaceuticals

FLEMINGTON, N.J., March 22, 2006 -- NovaDel Pharma Inc. (AMEX: NVD) today announced that the U.S. Food and Drug Administration (FDA) has accepted the Company’s submission regarding its New Drug Application (NDA) for NitroMist™ as a complete response.  As previously disclosed, on June 1, 2005, the FDA requested that NovaDel provide certain additional manufacturing process validation data. NovaDel submitted those materials to the FDA on May 3, 2006.  Therefore, the FDA has indicated a target of early November 2006 for action on the submission.  NitroMist is NovaDel’s nitroglycerin lingual aerosol drug candidate for acute relief of an attack or acute prophylaxis of angina pectoris due to coronary artery disease.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs.  The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability.  The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies.  To find out more about NovaDel Pharma Inc. (AMEX:  NVD), visit our website at www.novadel.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.  The filing of an NDA with the FDA is an important step in the approval process in the United States.  Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted.  Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.  Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission.  In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:	Investor Contact:
NovaDel Pharma Inc.	Chris Erdman
Michael Spicer	MacDougall Biomedical Communications
Chief Financial Officer	(508) 647-0209 ext. 14
(908) 782-3431 ext. 2550